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                                                                   EXHIBIT 99.1
                                     NEWS

Contact:   Jennifer K. Ruddock
           415/974-4649
           website: http://www.catellus.com
           e-mail: Jennifer_Ruddock@catellus.com


FOR IMMEDIATE RELEASE

              CATELLUS ADOPTS SHAREHOLDERS RIGHTS PLAN AND BYLAW
                                  AMENDMENTS

     San Francisco, California, December 16, 1999--Catellus Development Corp. (NYSE: CDX) announced today that its Board of Directors has unanimously adopted a Shareholders Rights Plan and several Bylaw amendments. The Rights Plan and Bylaw amendments are intended to provide protection for the Company's shareholders against coercive or unfair takeover tactics. "We felt it to be in the best interests of our shareholders to institute these measures at this time," stated William Kahane, Non-Executive Chairman of the Board of Directors.

     In conjunction with the Rights Plan, the Board has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Catellus common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 20% or more of the Company's common stock or announces a tender offer for 20% or more of the common stock. Under certain circumstances, each Right will entitle shareholders to buy one one-hundredth of a share of newly created Series A
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Junior Participating Preferred Stock of the Company at an exercise price of $50.
The Catellus Board will be entitled to redeem the Rights at $.01 per Right at any time before a person has acquired 20% or more of the outstanding common stock.

     "The Rights are intended to enable all Catellus shareholders to realize the long-term value of their investment in the Company," said Nelson C. Rising, President and CEO. The Rights are designed to assure that all Catellus shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Catellus without paying all shareholders a control premium. They do not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire in January 2010.

     If a person becomes an Acquiring Person (i.e., someone who acquires 20% or more of the outstanding common stock of Catellus), each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of Catellus common shares having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. If Catellus is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.
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     The Bylaw amendments adopted today include amendments which, among other things, (1) require the vote of a majority of the outstanding shares to amend the Bylaws or remove directors, and (2) expressly provide that solely the Board of Directors would have the ability to call a special meeting of shareholders, set the size of the Board, and fill Board vacancies.

     A Form 8-K describing the Shareholders Rights Plan and the Bylaw amendments will be filed with the Securities and Exchange Commission. The Form 8-K will include a copy of the Rights Agreement containing the full text of the Shareholders Rights Plan as an exhibit. A detailed summary of the terms of the Shareholders Rights Plan will be mailed to each Catellus shareholder who is a shareholder of record on January 11, 2000.

     Catellus Development Corporation is one of the nation's premier diversified real estate development companies that develops, manages and invests in a broad range of product types including industrial, residential, office, retail and major mixed use projects. We have one of the largest portfolios of developable land in the Western United States which is capable of supporting over 45.4 million square feet of new commercial development and an estimated 17,430 residential units. At September 30, 1999, our portfolio also included: 23.4 million square feet of industrial, retail and office buildings; approximately 10,700 acres of land leases; 1.2 million square feet of interim-use buildings at mixed use sites; interests in a variety of operating joint ventures; and approximately 777,000 acres of non-strategic land.

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     This release includes forward-looking statements which by their nature involve risk and uncertainties. Among the factors that could cause actual results to differ materially are the following: changes in the capital markets; business and general economic conditions; inability or unwillingness of
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parties to reach agreement; the possible failure or inability of third parties to fulfill their commitments; contingencies and conditions to closing on executed contracts; competitive facts; changes in interest rates; changes in tax laws; weather conditions and other natural occurrences affecting construction; costs and availability of construction materials and labor; the Year 2000 problem; supply and demand for office, industrial, retail and residential space; political decisions affecting land use permits; discretionary governmental decisions affecting use of and access to land and delays resulting therefrom; risks related to the financial strength of joint venture projects and co-owners; and other risks inherent in the real estate business. For further information on factors which could affect the company and the statements, the reader should refer to the company's report on Form 10-K for the fiscal year ended December 31, 1998, and its report on Form 10-Q for the quarter ended September 30, 1999, filed with the Securities and Exchange Commission.